Exhibit 99.1

Titanium Asset Management Corp.

Reports 2011 Second Quarter Results

Milwaukee, WI, August 15, 2011 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the second quarter ended June 30, 2011.

Highlights for the second quarter are as follows:

•
Managed assets decreased slightly from $8,457.4 million to $8,402.5 million during the second quarter of 2011 primarily reflecting net asset outflows from one equity strategy, offset in part by market gains.

•
Average managed assets of $8,430.0 million for the second quarter of 2011 were substantially unchanged relative to the $8,457.0 million for the same period last year.  Investment management fee revenues were $5,113,000 for the second quarter of 2011, a 0.7% increase over investment management fee revenues of $5,076,000 for the same period last year primarily due to a marginally higher average fee rate.  For the year to date periods, average managed assets of $8,328.3 were also substantially unchanged relative to the $8,390.8 million for the same period last year.  Investment management fee revenues were also marginally higher at $10,160,000 for the first half of 2011, compared to $10,020,000 for the first half of 2010.

•	Distributed assets decreased by 10.3% from $908.5 million to $814.7 million during the second quarter of 2011 reflecting referred client redemptions and market losses.

•
Average distributed assets of $861.6 million for the second quarter of 2011 were 11.5% lower than the $973.9 million for the same period last year reflecting significant redemptions in the fourth quarter of 2010 and the first half of 2011.  Referral fee revenues were $347,000 for the second quarter of 2011, a 43.6% decrease from referral fee revenues of $615,000 for the second quarter of 2010 reflecting both the lower average distributed assets and a 36.2% decrease in our average referral fees due to a decrease in the hedge fund adviser’s fees.  For the year to date periods, average distributed assets were 10.9% lower at $872.5 million for 2011 compared to $978.7 million for 2010.  The decrease reflecting the redemptions incurred in the fourth quarter of 2010 and the first half of 2011.  Referral fee revenues were $742,000 for the first half of 2011, a 39.3% decrease from referral fee revenues of $1,222,000 for the first half of 2010 reflecting both the lower average distributed assets and a 32.2% decrease in our average referral fees due to a decrease in the hedge fund adviser’s fees.

•
Adjusted EBITDA(1) of $259,000 for the second quarter of 2011 compared to an Adjusted EBITDA deficit of $549,000 for the same period last year.  Adjusted EBITDA(1) of $190,000 for the first half of 2011 compared to an Adjusted EBITDA deficit of $1,240,000 for the same period last year.  The improvements in EBITDA primarily reflect the structural cost reductions achieved in 2010, the elimination of severance costs incurred in the 2010 periods, offset in part by the decrease in referral fee revenue.

•
Net investment income of $89,000 for the second quarter of 2011 compared to $404,000 for the same period last year.  Net investment income of $464,000 for the first half of 2011 compared to $719,000 for the same period last year.

•
Net loss of $1,073,000, or $0.05 per diluted common share, for the second quarter of 2011 compared to a net loss of $816,000, or $0.04 per diluted common share, for the second quarter of 2010.  Net loss of $5,510,000, or $0.27 per diluted common share, for the first half of 2011 compared to a net loss of $2,086,000, or $0.10 per diluted common share, for the first half of 2010.

(1)
See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO                                                               312-335-8300

Seymour Pierce Ltd
Jonathan Wright                                                                    +44 20 7107 8000

Assets Under Management

Assets under management of $8.4 billion at June 30, 2011 were higher than the $8.1 billion reported at December 31, 2010 due to both positive net flows and positive investment returns.   The following table presents summary activity for 2011 and 2010 periods.

	Three Months Ended		2011	Six Months Ended		2011
	June 30,		vs.	June 30,		vs.
(in millions)	2011	2010	2010	2011	2010	2010

Annual Activity:
Beginning balance	$8,457.4	$8,498.1		$8,125.0	$8,151.4

Inflows	373.5	320.6		870.1	833.7
Outflows	(550.6)	(462.0)		(817.7)	(791.7)
Net flows	(177.1)	(141.4)		52.4	42.0

Market value change	122.2	59.1		225.1	222.4
Ending balance	$8,402.5	$8,415.8		$8,402.5	$8,415.8

Average Assets Under Management	$8,430.0	$8,457.0	-0.3%	$8,328.3	$8,390.8	-0.7%
Average Fee Rate (basis points)	24.3	24.0	1.2%	24.4	23.9	2.1%

The principle factors affecting our net flows during the periods ended June 30, 2011 and 2010 include the following:

•
Net flows for the 2011 period were negatively impacted by the loss of several equity accounts managed under a quantitative strategy.  These accounts totaled approximately $125 million and represented substantially all the accounts managed under this strategy.  The loss of these accounts is not expected to have a significant impact on profitability as they were subject to a significant revenue sharing arrangement with the portfolio manager.

•
Multiemployer pension and welfare plans represent approximately 33% of our client base, and these plans have been faced with a challenging economic environment over the last several years due to the equity market collapse of 2008 and general business conditions that affect their contribution and withdrawal levels.  These factors have led to increased levels of outflows from our fixed income strategies throughout the last several years.  Net outflows from multiemployer pension and welfare plans were approximately $26 million for the three months ended June 30, 2011 compared to approximately $46 million for the prior year period. For the six month year-to-date periods, net outflows from multiemployer pension and welfare plans were approximately $3 million in 2011, compared to net inflows of approximately $16 million in 2010, which included the addition of a significant new real estate client.

•
Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage.  While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

Market value changes reflect our investment performance. Fixed income assets comprised approximately 89% of our total assets under management at June 30, 2011. Fixed income returns as measured by the Barclay’s Aggregate Index were 2.3% for the three months ended June 30, 2011 and 2.7% for the year-to-date period ended June 30, 2011 (for the comparable 2010 periods the returns were 1.8% and 5.3%, respectively). For the six months ended June 30, 2010, approximately 80% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks.

Equity assets comprised approximately 9% of our total assets under management at June 30, 2011. Equity returns as measured by the S&P 500 Index were 0.1% for the three months ended June 30, 2011 and 6.0% for the year-to-date period ended (for the comparable 2010 periods the returns were (11.4%) and (6.7%), respectively). Our equity assets generally underperformed their respective benchmarks for the six months ended June 30, 2011.

The following table presents summary breakdowns for our assets under management at June 30, 2011 and December 31, 2010.

(in millions)	June 30, 2011	% of total	December 31, 2010	% of total

By investment strategy:
Fixed income	$7,476.5	89%	$7,137.4	88%
Equity	719.3	9%	781.3	10%
Real estate	206.7	2%	206.3	2%
Total	$8,402.5	100%	$8,125.0	100%

By client type:
Institutional	$7,175.8	85%	$6,902.8	85%
Retail	1,226.7	15%	1,222.2	15%
Total	$8,402.5	100%	$8,125.0	100%

By investment vehicle:
Separate accounts	$7,537.7	90%	$7,246.9	89%
Private funds	864.8	10%	878.1	11%
Total	$8,402.5	100%	$8,125.0	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 89% of total assets under management at June 30, 2011, compared to 88% at December 31, 2010.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 85% of total assets under management at both June 30, 2011 and December 31, 2010.

Our mix of assets under management by investment vehicle was relatively unchanged as separate accounts comprised 90% of total assets under management as of June 30, 2011 compared to 89% at December 31, 2010.

We earn referral fees on clients referred to Attalus Capital LLC (“Attalus”), a hedge fund manager with whom we have a referral arrangement.  The distributed assets managed by Attalus under this arrangement decreased from $894.4 million at December 31, 2010 to $814.7 million at June 30, 2011.  The activity related to these distributed assets was as follows:

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
(in millions)	2011	2010		2011	2010

Annual Activity:
Beginning balance	$908.5	$992.1		$894.4	$974.9
Inflows	8.2	18.4		8.2	23.6
Outflows	(83.5)	-		(83.5)	-
Market value change	(18.5)	(54.9)		(4.4)	(42.9)
Ending balance	$814.7	$955.6		$814.7	$955.6

Average Assets Under Management	$861.6	$973.8	-12%	$872.5	$978.7	-11%
Average Referral Fee Rate (basis points)	16.1	25.3	-36%	17.0	25.0	-32%

The assets managed by Attalus came under significant pressure in the fourth quarter of 2010 as a result of several factors, including Attalus’ overall fee rates, the investment performance of the hedge funds managed by Attalus relative to the performance of other hedge funds, and certain changes in Attalus’ management.  Starting January 1, 2011, Attalus has reduced its average fee rates.  The reduction in their fees reduced our average referral rate from approximately 24.6 basis points to 17.5 points and will reduce our annualized referral fees by approximately $650,000.

Since the fourth quarter of 2010, the outflows from redemptions have totaled approximately $200 million (representing approximately $350,000 of annualized referral fees).  Based on the most recent information from Attalus, current pending redemption requests total approximately $400 million (representing approximately $580,000 of annualized referral fees) that may occur in the third and fourth quarters.  If all these pending redemptions occur as scheduled, they would further reduce referral fees over the second half of 2011 by approximately $170,000.

Attalus and our client service personnel have been actively communicating with our mutual clients regarding Attalus’ investment strategies, the changes in Attalus’ management, and the reduction in Attalus’ fees in efforts to limit the redemptions.  During the first half of 2011, Attalus’ relative investment performance has improved.

Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Average assets under management (in millions)	$8,430.0	$8,457.0	$8,328.3	$8,390.8
Average fee rate (basis points)	24.3	24.0	24.4	23.9

Average distributed assets under management (in millions)	$861.6	$973.8	$872.5	$978.7
Average referral fee rate (basis points)	16.1	25.3	17.0	25.0

Investment management fees	$5,113,000	$5,076,000	$10,160,000	$10,020,000
Referral fees	347,000	615,000	742,000	1,222,000
Total operating revenue	5,460,000	5,691,000	10,902,000	11,242,000

Adjusted EBITDA (deficit)(1)	259,000	(549,000)	190,000	(1,240,000)
Impairment of goodwill	-	-	3,500,000	-
Operating loss	(1,162,000)	(1,220,000)	(5,974,000)	(2,805,000)
Net investment income	89,000	404,000	464,000	719,000
Net loss	(1,073,000)	(816,000)	(5,510,000)	(2,086,000)

Earnings per share:
Basic	$(0.05)	$(0.04)	$(0.27)	$(0.10)
Diluted	$(0.05)	$(0.04)	$(0.27)	$(0.10)

(1)
See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our 2011 second quarter investment management fees increased $37,000, or 0.7%, relative to the second quarter of 2010 due to a modest increase in the average fee rate.

Referral fee revenue decreased to $268,000 in the second quarter of 2011, a 43.5% decrease compared to the referral fee revenue for the second quarter of 2010, due to a combination of redemptions incurred by Attalus in the fourth quarter of 2010 and the second quarter of 2011 and a 36.4% reduction in our average referral fee rate due to Attalus’ reduction in its fees.

Our Adjusted EBITDA of $259,000 for the second quarter of 2011 reflects an improvement of $808,000 over the prior year amount as a result of cost reductions achieved during 2010, the elimination of $393,000 of severance costs incurred in the 2010 period, offset in part by the decrease in referral fee revenue.

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.  Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder.  Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, is expected to be filed with the Securities and Exchange Commission on or about August 15, 2011. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp. Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$967,000	$4,698,000
Investments	3,765,000	3,354,000
Accounts receivable	3,535,000	4,783,000
Other current assets	786,000	1,179,000
Total current assets	9,053,000	14,014,000

Investments in affiliates	6,050,000	5,898,000
Property and equipment, net	513,000	455,000
Goodwill	21,647,000	25,147,000
Intangible assets, net	18,996,000	21,605,000
Total assets	$56,259,000	$67,119,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$140,000	$42,000
Acquisition payments due	-	4,000,000
Other current liabilities	2,108,000	3,539,000
Total current liabilities and total liabilities	2,248,000	7,581,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 shares issued and outstanding at June 30, 2011 and 20,442,232 shares issued and outstanding at December 31, 2010	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(46,878,000)	(41,368,000)
Other comprehensive income	(84,000)	(67,000)
Total stockholders’ equity	54,011,000	59,538,000
Total liabilities and stockholders’ equity	$56,259,000	$67,119,000

Titanium Asset Management Corp. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating revenues	$5,460,000	$5,691,000	$10,902,000	$11,242,000

Operating expenses:
Administrative	5,230,000	6,082,000	10,767,000	12,389,000
Amortization of intangible assets	1,392,000	829,000	2,609,000	1,658,000
Impairment of goodwill	-	-	3,500,000	-
Total operating expenses	6,622,000	6,911,000	16,876,000	14,047,000
Operating loss	(1,162,000)	(1,220,000)	(5,974,000)	(2,805,000)

Other income
Interest income	23,000	76,000	45,000	164,000
Gain (loss) on investments	5,000	24,000	(1,000)	127,000
Income from equity investees	61,000	304,000	420,000	444,000
Interest expense	-	-	-	(16,000)
Loss before taxes	(1,073,000)	(816,000)	(5,510,000)	(2,086,000)

Income tax benefit	-	-	-	-

Net loss	$(1,073,000)	$(816,000)	$(5,510,000)	$(2,086,000)

Earnings (loss) per share
Basic	$(0.05)	$(0.04)	$(0.27)	$(0.10)
Diluted	$(0.05)	$(0.04)	$(0.27)	$(0.10)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,694,693	20,634,232	20,698,074
Diluted	20,634,232	20,694,693	20,634,232	20,698,074

Titanium Asset Management Corp. Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net loss	$(5,510,000)	$(2,086,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,609,000	1,658,000
Impairment of goodwill	3,500,000	-
Depreciation	55,000	46,000
Share compensation credit	-	(139,000)
Loss (gain) on investments	1,000	(127,000)
Income from equity investees	(420,000)	(444,000)
Income distributions from equity investees	268,000	246,000
Accretion of acquisition payments	-	16,000
Changes in assets and liabilities:
Decrease in accounts receivable	1,248,000	1,136,000
Decrease in other current assets	393,000	214,000
Increase (decrease) in accounts payable	98,000	(8,000)
Decrease in other current liabilities	(1,431,000)	(870,000)
Net cash provided by (used in) operating activities	811,000	(358,000)

Cash flows from investing activities
Purchases of property and equipment	(113,000)	(6,000)
Purchases of investments	(2,962,000)	(8,874,000)
Sales and redemptions of investments	2,533,000	11,433,000
Investments in equity investees	-	(4,000,000)
Acquisitions of subsidiaries, net of cash acquired	(4,000,000)	(1,744,000)
Net cash used in investing activities	(4,542,000)	(3,191,000)

Net decrease in cash and cash equivalents	(3,731,000)	(3,549,000)

Cash and cash equivalents:
Beginning	4,698,000	4,773,000
Ending	$967,000	$1,224,000

Titanium Asset Management Corp. Reconciliation of Adjusted EBITDA (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating loss	$(1,162,000)	$(1,220,000)	$(5,974,000)	$(2,805,000)
Amortization of intangible assets	1,392,000	829,000	2,609,000	1,658,000
Impairment of goodwill	-	-	3,500,000	-
Depreciation expense	29,000	23,000	55,000	46,000
Share compensation expense	-	(181,000)	-	(139,000)
Adjusted EBITDA (deficit)	$259,000	$(549,000)	$190,000	$(1,240,000)

Notes:

(1)
Adjusted EBITDA deficit is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense.  We believe Adjusted EBITDA deficit is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations.  Adjusted EBITDA deficit, as we calculate it may not be consistent with computations made by other companies.  We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.